                                                                   EXHIBIT 10.32


                                    AGREEMENT

                                     BETWEEN


                             TRACTOR SUPPLY COMPANY


                                       And


                 CHAUFFEURS, TEAMSTERS, WAREHOUSEMEN AND HELPERS

                              LOCAL UNION NO. 135,


                               Affiliated With The


                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS,

                 CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA



                           Effective:  May 1, 1996
                           Expires:    April, 30, 2000

                                TABLE OF CONTENTS


ARTICLE NO.                                                             PAGE NO.
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
 1     INTENT AND PURPOSES....................................................1

 2     UNION RECOGNITION......................................................1

 3     UNION SECURITY.........................................................2

 4     ENTIRE AGREEMENT.......................................................3

 5     WAGES..................................................................3

 6     SEPARABILITY AND SAVINGS CLAUSE........................................4

 7     SENIORITY..............................................................4

 8     LEAVES OF ABSENCE......................................................7

 9     HOURS OF WORK..........................................................8

10     VACATIONS AND HOLIDAYS................................................10

11     SHOP STEWARDS.........................................................12

12     GRIEVANCE AND ARBITRATION PROCEDURE...................................13

13     PROTECTION OF RIGHTS..................................................16

14     DISCHARGE OR SUSPENSION...............................................17

15     INSPECTION PRIVILEGES.................................................17

16     UNAUTHORIZED ACTIVITY.................................................18

17     GROUP BENEFIT PLANS...................................................18

18     EXAMINATIONS AND IDENTIFICATION FEES..................................20

19     PAY SCHEDULE..........................................................21

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                                TABLE OF CONTENTS


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ARTICLE NO.                                                           PAGE NO.
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
20     SAFETY AND HEALTH...................................................21

21     JURY DUTY...........................................................22

22     WORK ASSIGNMENTS....................................................22

23     MANAGEMENT RIGHTS...................................................22

24     DEFECTIVE EQUIPMENT AND DANGEROUS CONDITIONS OF WORK................23

25     EXAMINATION OF RECORDS..............................................23

26     COMPENSATION CLAIMS.................................................23

27     SANITARY CONDITIONS.................................................23

28     EMERGENCY PROVISION.................................................23

29     MISCELLANEOUS PROVISIONS............................................23

30     FUNERAL LEAVE.......................................................24

31     CREDIT UNION........................................................24

32     ASSOCIATES' FACILITIES..............................................25

33     CHANGE IN OPERATIONS................................................25

34     TERMINATION OF AGREEMENT............................................25

APPENDIX "A" - WAGE RATES..................................................26

                                A G R E E M E N T


THIS AGREEMENT has been entered into between the TRACTOR SUPPLY COMPANY, of Indianapolis, Indiana, or its successors, hereinafter designated as the "Employer" or the "Company," and the CHAUFFEURS, TEAMSTERS, WAREHOUSEMEN AND HELPERS, LOCAL UNION NO. 135, of Indianapolis, Indiana, affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA, hereinafter referred to as the "Union".

WITNESSETH:


                         ARTICLE 1 - INTENT AND PURPOSES


Section 1

The Employer and the Union each represent that the purpose and intent of this Agreement is to promote cooperation and harmony, to recognize mutual interests, to provide a channel through which information and problems may be transmitted from one to the other, to formulate rules to govern the relationship between the Union and the Employer, to promote efficiency and service, and to set forth herein the basic agreements covering rates of pay, hours of work, and conditions of employment.

Section 2

The parties understand that the Employer uses the term "associate" in its business to refer to all individuals employed by the Employer. Where the term "associate" is used in this Agreement, the parties agree that it will have the same definition as the term "associate" as defined in the National Labor Relations Act.


                          ARTICLE 2 - UNION RECOGNITION

The Company agrees to recognize and does hereby recognize the Union, its agents, representatives, or successors, as the exclusive representative and collective bargaining agency for all of the associates of the Company as hereinafter defined:

         All warehouse associates employed by the Employer at its Indianapolis, Indiana Distribution Center, including janitors, but excluding office clerical, professional, supervisory associates and guards as defined in the Act.

                           ARTICLE 3 - UNION SECURITY


Section 1 - Conditions of Employment

It is understood and agreed by and between the parties hereto that as a condition of continued employment, all persons who are hereafter employed by the Company in the unit which is the subject of this Agreement, shall become members of the Union not later than the 61st day following the beginning of their employment or the execution date of this Agreement, whichever is later; that effective from and after the 61st day following the execution date of this Agreement, the continued employment by the Company in said unit of persons who are already members in good standing of the Union shall be conditioned upon those persons continuing their payment of the periodic dues of the Union; and that the continued employment of persons who were in the employ of the Company prior to the date of this Agreement and who are not now members of the Union shall be conditioned upon those persons becoming members of the Union not later than the 61st day following the execution date of this Agreement. The failure of any person to become a member of the Union at such required times shall oblige the Company, upon written notice from the Union to such effect and to the further effect that Union membership was available to such person on the same terms and conditions generally available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required shall, upon written notice to the Company by the Union to such effect, obligate the Employer to discharge such person.


Section 2 - Union Dues

The Company agrees to deduct each month, from the pay checks of all associates, who are covered by this Agreement, all periodic dues and initiation fees owing to the Union by the associates, provided, however, that an associate shall have signed and submitted a written authorization for such action on the part of the Company; such written authorization shall conform to and be in accordance with all applicable federal and state laws. All monies deducted by the Company shall be forwarded to the President of the Union. It is understood and agreed that any monies collected by the Company for the Union will be taken out of the first pay period of each month for the following month and remitted to the Union by the 15th of the month.


Section 3

As used in this Article, the phrase "member of the Union" shall include "financial core" membership. Fees for "financial core" members will not include dues or other amounts which will be spent for purposes unrelated to collective bargaining, contract administration or grievance adjustment. For the purpose of this Article, said dues or other amounts shall be referred to as "representational share". The "representational share" will be determined in accord with the decision of the Supreme Court of the United States in Communication Workers v. Beck, 128 LRRM 2729 (1988). The Union will disclose the necessary information so as to assure that the proportionate "representational share" may be properly calculated.

Section 4 - Probation Period

New associates shall work under the provisions of this Agreement but shall be employed on a 60 day trial period, with an option to extend the probationary period to 120 days upon mutual agreement by both the Company and the Union. The associate's name shall be placed on the seniority list with seniority dated as of the first day worked in the 60 day period (alphabetically, if one or more associates are hired on the same date). During such probationary period, associates shall have no seniority rights and may be discharged by the Company without any recourse to the grievance procedure and/or Union.

The above paragraph notwithstanding, new associates shall not be eligible for participation in Company benefit plans until they have worked a minimum of 90 days or the stated eligibility period in a particular benefit plan, whichever is longer.


                          ARTICLE 4 - ENTIRE AGREEMENT


Section 1

The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to all proper subjects of collective bargaining and that all such subjects have been discussed and negotiated upon and the Agreements contained in this Agreement were arrived at after the free exercise of such rights and opportunities. Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiably waive the right and each agrees the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.


Section 2

The parties understand and agree that this Agreement covers all bargained for conditions of employment, and that the Company has the right, at its discretion, to change, modify or amend conditions of employment not so covered as its business judgment dictates.


                                ARTICLE 5 - WAGES


Wages shall be paid as set forth in Wage Schedule "A", attached hereto and made a part of this Agreement.

                   ARTICLE 6 - SEPARABILITY AND SAVINGS CLAUSE


Section 1

If any Article or Section of this contract, or any Rider hereto, should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this contract and of any Rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.


Section 2

In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations upon the request of either party for the purpose of arriving at a mutually satisfactory replacement for such Article or Section within 10 days, the matter will be referred to the Federal Mediation and Conciliation Service for their assistance. If the parties do not agree on a mutually satisfactory replacement, either party shall be permitted to all legal or economic recourse in support of its demand notwithstanding any provisions in this contract to the contrary.


                              ARTICLE 7 - SENIORITY


Section 1

Seniority for the purposes of this Agreement is defined as the length of continuous service with the Company.


Section 2 - Layoff

The Company will notify the Union in writing at least one week before layoff of the name(s) of the associate(s) to be laid off.

The principle of seniority will apply in the case of layoffs. Layoffs will be implemented based on seniority and associates being at least at a level of "Standard Performance", as per the Company's Performance Appraisal Form in order to get a by.

Recall will be based on the principle of seniority.

Section 3 - Application of Seniority

Beginners shall obtain seniority after 60 days of continuous employment, but may be laid off, transferred or dismissed with or without cause during such 60 day period. In case of layoff, the Company shall lay off such beginners before putting into effect the seniority policy as stated above.


Section 4 - Definition of Seniority

The term "length of service" as used in this Article shall be so construed that absence from employment due to illness, accident, family deaths, or leaves of absence as provided elsewhere in this Agreement, or layoffs by the Company shall not cause a break in service.


Section 5 - Transfer

Any associate transferred into the bargaining unit covered by this Agreement from another division or department of the Company shall obtain seniority dating only from the date of such transfer, except for purposes of determining vacations and vacation pay.


Section 6 - Military Leave

All of the provisions of this Agreement shall be subject to the provisions of any acts of Congress or statutes, executive orders, or regulations issued thereunder with respect to the rights of persons having served in the military service of the United States.


Section 7 - Union Business

Any associate elected or appointed as an official of the Union or delegate to any labor convention, necessitating a leave of absence, shall be granted a leave of absence not to exceed one year without pay and be guaranteed re-employment at the end of such period with the same seniority rating as when leave of absence was granted.


Section 8

Associates shall lose all seniority rights and employment shall cease for any of the following reasons:

         a.       Resignation.
         b.       Discharge.
         c. Failure to report to work within three days after recall from layoff.
         d.       Absence due to layoff for 12 months.

         e.       The associate overstays a leave of absence.
         f. The associate gives a false reason for a leave of absence, or engages in other employment during such leave.
         g. Any monetary settlement is made with the associate covering total disability.
         h.       The associate is retired.
         i. The associate falsifies information on his application for employment. The falsity may come to light at any time after the associate's date of hire or acquiring seniority.
         j.       Failure to report for a period of two consecutive work days.


Section 9 - Bid Process

Associates with seniority shall have their choice, according to their seniority, of posted jobs subject to the following conditions:

A.       Bid Procedure

         1. The jobs to be bid will be determined by the Company; however, if the Company is arbitrary and capricious in the jobs it elects to post, such posting may be subject to the grievance procedure. The Company agrees that at least sixty percent (60%) of the eligible associates in the unit will be on bid jobs.

         2. There shall be at least one bid for job preference and improvement during each year of the contract. The bid will be during the month of December.

         3. The Company shall post on the bulletin board, for five working days prior to the agreed to date, a listing of bid jobs.

         4. Jobs will be awarded to the most senior associate bidding on said job who has the ability to perform the job. The most senior associate bidding on said job may be given up to 15 calendar days on that job to determine whether or not he has the ability to do the job. However, if any time during that 15 day period, the Company determines that the associate does not have the ability to do the job, then he shall have the right to return to his old job.

         5. If an associate has chosen a job pursuant to this Section and he is moved therefrom in the course of a layoff and/or reduction of operations, he shall return thereto when the job again becomes available by notification to the foreman at the time it becomes available.

         6. If an associate is absent from work during the period of posting because of illness, injury, sick leave or leave of absence, then the Shop Steward will be permitted to make a choice by proxy for the absent associate.

         7. The top sixty percent (60%) of the associates will bid for start time and position and the bottom forty percent (40%) will bid for start time only.

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B.       Permanent Vacancy or New Position

         Whenever a permanent vacancy or a new position is created, such opening will be posted on the bulletin board for a period of two work days, exclusive of Saturday, Sunday or holidays. Seniority associates may bid for such positions by placing their names on the posting within the two day posting period. Jobs will be awarded to the most senior eligible associate bidding on said job who has the ability to perform the job. The most senior associate bidding on said job may be given up to 15 calendar days on that job to determine whether or not he has the ability to do the job. However, if at any time during that 15 day period, the Company determines that the associate does not have the ability to do the job, then he shall have the right to return to his old job.

         The name of the successful bidder will be posted and the Company will place the bidder on the job within 10 days.

         Any associate who successfully bids into another job will not be entitled to bid on another job opening until the next bid, unless such opening is a new position or a higher rated position, in which case there shall be no limitation.

         In no case will a single job opening result in more than two job postings. In the event a lead person elects to give the position up or the Company removes him, he will bump where his seniority allows.


Section 10 - Temporary Vacancies

A. Temporary vacancies will be filled by an assignment from the group of associates not on bid jobs; a "temporary vacancy" is one caused by vacations, leaves of absence, absenteeism, or similar reasons.

B. When there is no work, reduced work, or a job vacancy due to layoff, as determined by the Company in a particular activity, associates will be reassigned where needed on a seniority basis.

         An associate transferred will not be replaced by another during the time the original bidder is absent from the position.


                          ARTICLE 8 - LEAVES OF ABSENCE

Any associate desiring a leave of absence, not to exceed 90 days, from his employment shall secure written permission from both the Union and the Employer. Failure to comply with these provisions shall result in the loss of seniority rights.

The provisions of the Family and Medical Leave Act are hereby incorporated into this Agreement. Administration of such leave will be in accord with the procedures set forth in Article 17, Section 4 of this Agreement and with Company procedures regarding family and medical leave.

                            ARTICLE 9 - HOURS OF WORK


Section 1

The hours of work for each associate shall be scheduled by the Company. Starting time for the regular or first shift will be according to the following schedule:

A. Outbound Associates              Starting Time Between
   January to December              4:00 a.m. - 9:00 a.m.

B. Inbound Associates               Starting Time Between
   January to December              4:00 a.m. - 9:00 a.m.

If the Company changes any of the start times, they will rebid.

The regular scheduled hours of work shall be 40 hours per week divided into five days of eight hours each, with the right of the Company to establish work shifts from Monday through Friday. Said work weeks to be initiated at the option of the Company. However, in the event that senior associates do not bid for a particular work shift on which the Company requires associates, the Company shall have the right to assign the most junior associate to such work shift. Time and one-half (1-1/2) shall be paid for all work outside the bid work week. Double time shall be paid for all work on Sunday.

Time and one-half (1-1/2) shall be paid for all work performed over 40 hours per week. Associates shall not be required to work in excess of 10 hours per day.


Section 2 - Overtime Guarantee

If an associate is called into work on a day off, he will be guaranteed four hours work or pay at his appropriate rate. If he is required to work over four hours, he will be guaranteed six hours work or pay at the appropriate rate. If he is required to work over six hours, he will be guaranteed eight hours work or pay at the appropriate rate.


Section 3 - Breaks and Meal Periods

There shall be one 15 minute break as near as possible to the middle of the first half shift. There shall be one 15 minute break as near as possible to the middle of the second half shift.

There shall be a 30 minute unpaid meal period which shall be scheduled as close as possible to the middle of the shift.

Section 4 - On the Job Injury

An associate injured on the job will receive pay for the entire day if required to leave work. Following the initial day of injury, each associate may choose to use either his accumulated sick days or vacation days to continue receiving pay until workers' compensation starts. Otherwise, no pay shall be forthcoming for that period when the associate is unable to work.


Section 5 - Overtime

If overtime is necessary, it shall be offered by job classification by seniority, but not to include distributing overtime across shifts or start times. If enough people do not elect to work the overtime, then the Company will offer it to associates outside the classification, by seniority, if they are qualified and may force by inverse seniority if more are needed. When weekend overtime is necessary, the Company shall post a notice to this effect no later than the end of the shift of the preceding Thursday, except in those cases where such overtime is necessitated by economic circumstances in which case the overtime will be posted expeditiously on the preceding Friday.

There shall be no extended amount of mandatory overtime worked in any operation while there are associates on the active layoff list in the same or similar type of operations who are qualified to perform the available work. For purpose of this Section, "extended mandatory overtime" shall mean in excess of 48 hours per week for four consecutive weeks.

Any part of one-quarter (1/4) hour worked by an associate, either before his regular starting time, or after his regular quitting time at the specific direction of the supervisor, shall constitute a full one-quarter (1/4) hour. Any overtime in excess of two hours beyond regular quitting time shall be voluntary on the part of the associates, except in the case of emergency. Except in case of emergency, associates will be notified of overtime by the middle of the shift. All mandatory overtime will be at the end of the shift, except for weekend work or as contractually specified. When shift overtime of less than 30 minutes is required, the Company may assign the associate who is to perform the work.


Section 6 - Night Premium

Any associate working fifty percent (50%) or more of his regularly scheduled hours between 6:00 p.m. and 6:00 a.m. shall be paid a premium for all hours worked on that shift:


                  Shift Premium:             $.35 per hour

                       ARTICLE 10 - VACATIONS AND HOLIDAYS


Section 1 - Schedule of Service

Vacations are provided to full-time associates for the purpose of rest and relaxation. Vacation time must normally be taken in periods of one week or more. Scheduling of vacations is to be planned by an associate and his supervisor. The following vacation schedule is based on seniority.

A. One Week Vacation -- Associates hired between July 1 and December 31 are eligible for a one week vacation in the following year which must be taken between June 1 and December 31.

B. Two Weeks Vacation -- Associates hired between January 1 and June 30 are eligible for two weeks vacation in the following year which can be taken from a period no earlier than one year from the hire date to December 31 of that year.

C. Three Weeks Vacation -- Associates are eligible for three weeks vacation on January 1 of the year in which they will complete eight years of continuous service.

D. Four Weeks Vacation -- Associates are eligible for four weeks vacation on January 1 of the year in which they will complete 15 years of continuous service.

Associates are expected to take earned vacation during the current eligibility year. Vacation may not be accrued from one year to the next. Payment will not be made for unused vacation from prior years, nor will pay in lieu of vacation be allowed.


Section 2 - Vacation Scheduling

A. Planning -- Vacation planning should be done as far in advance as possible. Vacation schedule forms will be distributed in January to facilitate advance planning.

B. Scheduling -- Associate vacation requests should be solicited as far in advance as possible. Vacations will be granted according to staffing requirements with consideration given for seniority. Although efficient operation of the work unit is important, fair and equitable vacation scheduling is essential.

C. Commitment -- Once a vacation has been scheduled, it cannot be changed within three weeks of the start of the vacation, except by mutual agreement of both the Employer and the associate.


Section 3 - Vacation Payment/Full-Time Associates

Vacation pay is determined by the total hours worked during a normal workweek. Forty (40) hours will be paid regardless of average hours per week.

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Section 4 - Vacation Accrual

Associates are expected to take earned vacations during the current eligibility year. Vacation may not be accrued from one year to the next. Payment will not be made for unused vacation except for separated associates, as provided in Section 5.


Section 5 - Vacation for Separated Associates

Pay will be made for vacation fully earned as of the last eligibility date for associates with two or more years of service under the two following situations:

A. The associate voluntarily resigns providing at least 10 working days notice, or

B.       The associate's position is permanently eliminated by the Company.

Payments will not be made for unused vacation time from prior years and under no circumstance will vacation be paid to an associate terminated for just cause or to any associate who resigned without sufficient notice or an associate who fails to work out a 10 day notice.


Section 6 - Recognized Holidays


All associates shall receive eight hours pay, at their regular hourly rate, for the following holidays:

                  New Year's Day                      Labor Day
                  Memorial Day                        Thanksgiving Day
                  Independence Day                    Christmas Day
                  Associate's Anniversary Date

Any work performed on any of the above-named holidays shall be paid for at the rate of time and one-half (1-1/2) in addition to holiday pay.


Section 7 - Anniversary Date

An associate's Anniversary Date holiday may be taken after the completion of one year's service. Such holiday will be scheduled by mutual agreement and must be taken within the calendar year it is earned.

Section 8 - Holiday Payment

In order to qualify for eight hours of straight time pay for a holiday not worked, a regular associate must work the regularly scheduled work day which immediately precedes and follows the holiday, except in cases of proven illness or unless the absence is mutually agreed to.

If an associate is up to 60 minutes late on either the work day before or the work day after a holiday (but not both such days), holiday pay will be reduced by an amount equal to the number of minutes such associate is late.

If an associate is more than 60 minutes late on either the work day before or the work day after a holiday, or if the associate is late to work on both such days (regardless of the number of minutes late), such associate shall not be entitled to any holiday pay whatsoever.

Pre-holiday or post-holiday tardiness shall be treated as any other tardiness for the purposes of the Company's attendance policy.


Section 9 - Effect of a Holiday During a Vacation

When a paid holiday falls within a vacation period, an associate must take such holiday as the last day before or the first day after said vacation period.


Section 10 - Effect of Leave of Absence

A. Personal or Sick Leave -- Leaves totaling 90 days or less shall not affect vacation. Leaves of more than 90 calendar days shall proportionally reduce vacation pay by one-twelfth (1/12) for each additional full month of leave.

B. Military Leave -- Vacation for associates with one year or more of continuous service as a full-time associate, who returns to work from Military Leave, shall receive credit as a full-time associate for the time spent in military service.


                           ARTICLE 11 - SHOP STEWARDS


Section 1 - Designation of Duties

A. The Employer recognizes the right of the Union to designate Shop Stewards and alternates from the Employer's seniority list.

B. The authority of Shop Stewards and alternates so designated by the Union shall be limited to, and shall not exceed, the following duties and activities:

         1. The reasonable investigation and presentation of grievances with his employer or the designated company representative in accordance with the provisions of the collective bargaining agreement;

         2. The collection of dues when authorized by appropriate Union action;

         3. The transmission of such messages and information, which shall originate with, and are authorized by the Union or its officers, provided such messages and information:

                    a)     Have been reduced to writing, or

                    b) If not reduced to writing, are of a routine nature and do not involve work stoppages, slow downs, refusal to handle goods, or any other interference with the Employer's business.

C. Shop Stewards and alternates have no authority to take strike action, or any other action interrupting the Employer's business, except as authorized by official action of the Union.

D. The Employer recognizes these limitations upon the authority of Shop Stewards and their alternates, and shall not hold the Union liable for any unauthorized acts. The employer in so recognizing such limitations shall have the authority to impose proper discipline including discharge, in the event the Shop Steward has taken unauthorized strike action, slow down or work stoppage in violation of this Agreement.

E. Alternate Stewards should only act as Steward during an excused absence of the Shop Steward from the premises.

F. Any Steward shall be permitted to leave his work to investigate and adjust grievances of any associate within his jurisdiction, without loss of pay, after first notifying the supervisor in charge.


                ARTICLE 12 - GRIEVANCE AND ARBITRATION PROCEDURE


Section 1

A grievance, within the meaning of this Article, shall be limited to a dispute arising between the parties hereto involving interpretation or application of the provisions of this Agreement. Should a grievance arise, it shall be handled in the following manner:

         Step 1. The aggrieved associate will present a grievance to the associate's immediate supervisor within two working days of the occurrence of the complained of event. If not presented within this period of time, the case cannot be presented at a future date. The Company shall render a decision within two working days of the date of presentation.

         Step 2. If not disposed of in Step 1, the associate may present the grievance in writing to the Company. A decision at Step 1 shall be considered to be final and the grievance shall be considered to be withdrawn unless the grievance is taken to Step 2 within three working days of the date of decision at Step 1. The Company shall give this decision within three working days after the grievance is presented to him.

         Step 3. If not disposed of in Step 2, the associate and the business representative of the Union may appeal the grievance by giving written notice thereof to the Company. A decision at Step 2 shall be considered as final unless the notice of appeal to Step 3 is given within five calendar days after the decision in Step 2. The Company shall render its decision within five calendar days from the date the written grievance is presented at Step 3.

At any step of the grievance procedure, if the appropriate Company representative does not act within the specified period of time, the grievance shall be considered as having been denied as of the conclusion of the applicable time period.


Section 2

Only those issues fulfilling both of the following requirements can be appealed beyond Step 3.

A. The grievance must be based on an alleged violation by the Company of a specific contract provision or must be based on the interpretation or application of a specific provision of the contract. A Company decision will not be subject to reversal unless it is found that the Company misinterpreted or violated the express terms of the contract.

B. The grievance must have been processed through each step of the grievance procedure in a timely manner unless it has been mutually agreed in writing by both parties that a specific step is to be bypassed or time limits waived.


Section 3

If the decision of the Company in Step 3 is unsatisfactory to the Union, and the Union wishes to process the grievance further, the Union must make a written request to the Company within seven calendar days following the Step 3 decision. The written request shall include a specific statement of the violations and the position of the Union concerning the Union's interpretation of the disputed contract provision along with the specific remedy requested.

Section 4 - Arbitration

Appeal of a Step 3 decision shall be subject to arbitration. Matters involving associate grievances shall be brought to formal arbitration only after attempts to resolve the grievance in the steps as outlined in the Grievance Procedure are completed.


Section 5

When the Union invokes the arbitration procedure, the Union will request a panel of arbitrators from the Federal Mediation and Conciliation Service. The FMCS shall send the list of arbitrators to the authorized representatives of the Union and the Company. The arbitrator will be selected from the panel by the parties, alternately striking a name until a single arbitrator is selected. The party to strike the first name shall be determined by the toss of a coin. Either party reserves the right to reject only one list from the FMCS and request another list prior to the striking of names. The arbitrator shall conduct a hearing as expeditiously as is possible and shall render his decision promptly and without undue delay. The decision of the arbitrator shall be final and binding on both parties.


Section 6

In the course of hearings before the arbitrator, the Company and the Union shall be afforded a full opportunity to present any evidence, written or oral, which may be pertinent to the matter before the arbitrator.


Section 7

Each party shall bear their own expenses. The fees of the arbitrator shall be borne by the losing party. The arbitrator shall only interpret the Agreement and shall not modify, amend, add to or delete from any of its provisions in deciding the issue(s) submitted to him by the parties as contained in the above grievance procedure.


Section 8

Associates covered by this Agreement cannot, except through the duly constituted officials of the Union, initiate the arbitration procedures set forth in this Article.


Section 9

All grievance and arbitration matters shall be handled at a time other than normal working hours, and shall not interfere with an associate's performance of duties. Time spent by associates in handling such matters shall be without pay.

Section 10

No associate or Union representative shall in any manner solicit or encourage grievances and disputes. Any grievance or dispute which has been in any way solicited or encouraged shall be null and void, will be reviewed by the Company for such reason, and will not be subject to the grievance and arbitration procedure.

Section 11

The decision of the arbitrator will be final and binding on all parties.


                        ARTICLE 13 - PROTECTION OF RIGHTS


Section 1 - Picket Lines

It shall not be a violation of this Agreement, and shall not be cause for discharge or disciplinary action, in the event an associate refuses to enter upon any property involved in a lawful primary labor dispute or refuses to go through or work behind any lawful primary picket line of Unions party to this Agreement, including the lawful primary picket lines at the Employer's place of business. This does not apply to an extension of picket lines from another company location.


Section 2 - Struck Goods

It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action if any associate refuses to perform any service which the Employer performs by arrangement with an employer or person whose associates are on strike, and which service, but for such strike, would be performed by the associates of the employer or persons on strike.


Section 3 - Grievances

Within five working days of filing of grievance claiming violation of this Article, the parties to this Agreement shall proceed to the final step of the Grievance Procedure without taking any intermediate steps, any other provisions of this Agreement to the contrary notwithstanding.

                      ARTICLE 14 - DISCHARGE OR SUSPENSION


Section 1

The Company shall not discharge or suspend any associate without just cause, but in respect to discharge or suspension shall give at least one warning notice of the complaint against such associate to the associate, in writing, and a copy of same to the Union, except that no warning notice need be given to an associate before he is discharged if the cause of such discharge is dishonesty, drunkenness, use of illegal drugs, recklessness resulting in a serious accident while on duty, or making threats of physical harm to any person(s) employed by the Employer. The warning notice as herein provided shall not remain in effect for a period of more than 12 months from the date of said warning notice. Discharge must be by proper written notice to the associate and the Union. Any associate may request an investigation as to his discharge or suspension. Should such investigation prove that an injustice has been done an associate, that associate shall be reinstated. The Company shall have the authority to order full, partial or no compensation for time lost. Appeal from discharge, suspension, or warning notices must be taken within 10 days by written notice and a decision reached within 30 days from the date of discharge, suspension or warning notice. If no decision has been rendered on the appeal within 30 days, the case shall then be taken up as provided for in the Grievance Procedure.

The Company will make every effort to give written notice of discipline, suspension or warning within 10 days of the occurrence giving rise to the discipline or of the Company's knowledge of such occurrence. Failure to give notice within 10 days, where the delay is excusable or reasonable under the circumstances, will not bar the imposition of discipline.

The Company may request an associate to take a medical test to determine whether the associate was under the influence of intoxicating liquor or drugs, and an associate's refusal to submit to such test may be considered as a presumption that the associate was under the influence. Such tests will be based on the following: reasonable suspicion, or post-accident, or as a result of selection under the Company's random drug and substance testing program.


                       ARTICLE 15 - INSPECTION PRIVILEGES


Section 1

Authorized agents of the Union shall have access to the Employer's establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues and ascertaining that the Agreement is being adhered to, provided that such inspection and visitation is reasonable and does not interfere with the efficient operation of the Employer's business.

                       ARTICLE 16 - UNAUTHORIZED ACTIVITY


Section 1 - No Strike/Lockout

The Union and the Employer agree that there shall be no strike, lockout, work stoppage or work slow down during this present Agreement.


Section 2 - Unauthorized Action

It is understood and agreed that the Union shall have no liability for acts of its members or agents which are unauthorized and which the Union cannot control. It is agreed, however, that in the event of any such unauthorized action, the Union shall, upon receiving notice thereof, urge its members to return to work, if there should be a work stoppage, and just as soon as practical, address a letter to the Company notifying the Company that the action of the Union members or agents is unauthorized.

The Company shall be privileged to discipline associates responsible for such unauthorized activities without violation of the terms of this Agreement.


Section 3 - Strike Approval

In order that the Company may be apprised of the officer of the Union empowered to authorize strikes, work stoppages, or actions which will interfere with the activities required of associates under this contract, it is understood and agreed that only the President of the Union has the power or authority to authorize any such action or give the orders or directions necessary to carry out any such action.


                        ARTICLE 17 - GROUP BENEFIT PLANS


Section 1 - Company Plans

All associates covered by this Agreement shall be subject to the provisions of and will be entitled to the benefits of the Company's group benefit program as follows:

A.       TSC Industries, Inc. Associate Benefit Plan

B.       Sick Pay and Extended Sick Pay Plan  (See Sections 2 and 3 below);

C.       Plan.

Associates are entitled to the benefits of the above plans as they are presently constituted or as these plans may be amended by the Company from time to time. The parties understand and agree that, in the event such amendments take place during the term of this collective bargaining agreement, said amendments will apply automatically to covered associates. It is further agreed that disputes under these plans will not be subject to the Grievance Procedure, but will be governed solely by the terms of the plan benefit documents.


Section 2 - Sick Pay

A.       Regular Sick Days

         1. Normal Benefit -- A full-time hourly associate who is absent from work due to a bona fide personal illness or injury is entitled to one-half (1/2) day for each completed month of service.

         2. Accrual of Regular Sick Days -- Sick days accrue at the rate of one-half (1/2) day for each continuous month of service, not to exceed six days in any 12 month period.

                  Associates absent for a period of two or more consecutively scheduled work days will be requested by the Company to submit a medical doctor's certification of illness and inability to work.

                  Unused sick days may be accrued from year to year up to a maximum accrual of 30 days. Accrued sick days are to be used only for personal illness or injury and may be used during the first seven calendar days before beginning the Extended Sick Pay Plan in Section 3.

         3. Payment of Regular Sick Days -- All regular sick pay time will be paid through the normal payroll system. Sick time may be taken in full or half day amounts.

B. Unused Sick Time -- Sick days are intended to be used only for personal illness or injury. Therefore, an associate who quits or is discharged for just cause shall not be entitled to pay for any unused or accrued sick days.


Section 3 - Extended Sick Pay Plan

A regular full-time associate absent from work due to personal illness or injury is entitled to pay under the Company's Extended Sick Pay Plan, upon submission of a physician's written statement indicating that the associate is unable to work. Payments will begin after the associate has been continuously absent for at least seven calendar days.

A.       Regular Benefit for Full-Time Hourly Associates

                                              Full              Half
            Length of Service                Pay For           Pay For
            -----------------                -------           -------
            At least six months              1 week
            At least three years             2 weeks           4 weeks
            At least five years              4 weeks           6 weeks
            At least 10 years                6 weeks           8 weeks
            At least 15 years                8 weeks           10 weeks
            At least 20 years                10 weeks          12 weeks


B. Payment of Extended Sick Pay -- A Personnel Action Form, along with a physician's statement, must be submitted to the Personnel Department to initiate extended sick pay benefits.

C. Renewal of Extended Pay Benefits -- Extended sick pay benefits are reinstated to the full amount based on Subsection A above, 12 months after the first extended sick day is used, provided the associate is actively working during the 12 month period. If the associate is not actively working, extended sick pay benefits will be reinstated one year after return to work.

         If an associate is disabled beyond a six month period, extended sick pay would be reinstated 12 months after return to work.

         If a work related injury is involved, this policy becomes null and void.


Section 4 - Substitution of Paid Leave for Unpaid Leave Provided Under the Family Medical Leave Act

Associates will be required to substitute their paid leave to the full extent available under the preceding Section prior to receiving unpaid leave as provided under the Federal Family Medical Leave Act. Under no circumstances will associates be granted more than 12 weeks of leave, total, under any combination of paid and unpaid leave.


                ARTICLE 18 - EXAMINATIONS AND IDENTIFICATION FEES


Section 1 - Examination

Physical, mental or other examinations required by a government body or the Employer shall be promptly complied with by all associates provided, however, the Employer shall pay for all such examinations. The Employer shall not pay for any time spent in the case of applicants for jobs, but shall be responsible to other associates for all time spent at the place of examination or examinations. The Company reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done an associate, have said associate re-examined at the Union's expense.

Section 2 - Identification

Should the Employer find it necessary to require associates to carry or record full personal identification, such requirement shall be complied with by all associates. The cost of such personal identification shall be borne by the Employer.


                            ARTICLE 19 - PAY SCHEDULE


All associates will be paid on a bi-weekly basis.


                         ARTICLE 20 - SAFETY AND HEALTH


The Company shall continue to make reasonable provisions for the safety and health of its associates at the warehouse during the hours of employment. When the Company determines that the nature of a job requires the wearing of special protective garments or safety devices, other than safety glasses and safety shoes, the Company will furnish the equipment without cost to the associates and will require the wearing or use of such safety garments and equipment as a condition of employment. As regards prescription safety glasses, the Company will bear half the cost of the initial pair, but the cost of replacements will be borne by the associate. As regards safety shoes, the Company will bear half the cost of one pair of steel-toed shoes for each associate during the life of this Agreement, if requested, up to a maximum of $50.00 if required by law or Company regulation. The shoes and glasses become the property of the associate. Should any associate elect not to purchase safety shoes, or prescription glasses, the Company will make available to him a suitable substitute at no cost to the associate.

Recognizing that safety is everyone's responsibility, the Union agrees to cooperate with the Company in fully supporting the purposes and principles of the Williams-Steiger Occupational Safety and Health Act of 1970. Associates shall observe all reasonable rules made by the Company relative to health and safety and any associate who disregards such rules and regulations will be subject to disciplinary action as outlined in the Uniform Rules and Regulations. To help achieve this goal, a Safety Committee shall be established which will meet regularly to assist and make recommendations regarding safe working conditions. Minutes of such meetings shall be prepared by the Company's safety representative and a copy thereof shall be furnished to the Union. Two representatives on this Committee will be members of the Union. Said representatives shall be associates who have knowledge of the practices at the warehouse and who have been employed by the Company a minimum of one year.

All authorized time spent, including overtime, by the Union's safety committee persons shall be compensated for at the applicable rate.

The Company, for the duration of this Agreement, agrees to contribute $1.20 per week to The Indiana Conference of Teamsters Safety Training and Educational Trust Fund for each associate covered by this Agreement who performs at least 40 hours of work in any work week.

The parties hereto specifically acknowledge and agree that the Company's only involvement with the above mentioned Trust Fund is that of a contributor as described herein and that the Union will defend, indemnify and save harmless the Company against any claims, suits, grievances or other liability (including attorneys' fees incurred by the Company) that arise out of or by reason of actions taken by the Company with respect to said Trust Fund.


                             ARTICLE 21 - JURY DUTY


Section 1 - Policy

Regular full-time associates are entitled to a paid leave from the job for jury duty. In the event the associate is excused or the jury is not in session, the associate will be expected to work, even if only for a portion of the work day. Associates will be granted a maximum of 30 days per calendar year.

The associate will be reimbursed the difference if jury duty pay is less than his normal Company pay.


Section 2 - Procedure

Associates must submit proof from the appropriate authority to verify days served and the amount of compensation received in order to receive the difference between this amount and normal wages. Documents must be submitted on a timely basis.

In the event that documentation cannot be obtained on a timely basis, the Personnel Department should be contacted to arrange for the issuance of a normal paycheck and subsequent associate reimbursement to the Company of jury duty pay.


                          ARTICLE 22 - WORK ASSIGNMENTS


The Employer agrees to respect the jurisdictional rules of the Union and shall not direct or require associates, or persons other than associates in the bargaining units here involved, to perform work which is recognized as the work of the associates in said unit.


                         ARTICLE 23 - MANAGEMENT RIGHTS


The management of the Company's business and the direction of its associates including the right to plan, direct and control its operations, hire, suspend or discharge, transfer, or relieve associates from duty because of lack of work or other reasons, the right to introduce new, improved or different methods or facilities, and the right to establish and maintain rules and regulations covering the operation of its business and the conduct of its associates, are vested exclusively in the Employer as long as the same does not conflict with the terms and provisions of this Agreement.

        ARTICLE 24 - DEFECTIVE EQUIPMENT AND DANGEROUS CONDITIONS OF WORK

Under no circumstances will an associate be required or assigned to engage in any activity involving dangerous conditions of work or danger to person or property or in violation of any applicable statute or court order, or in violation of a government regulation relating to safety of persons or equipment.


                       ARTICLE 25 - EXAMINATION OF RECORDS

The Union shall have the right to examine time sheets and any other records pertaining to the computation of compensation of any associate whose pay is in dispute.


                        ARTICLE 26 - COMPENSATION CLAIMS

The Employer agrees to cooperate toward the prompt settlement of associate on-the-job injury claims when such claims are due and owing. The Employer shall provide Workers' Compensation protection for all associates even though not required by state law.


                        ARTICLE 27 - SANITARY CONDITIONS

The Employer agrees to maintain a clean sanitary washroom having hot and cold running water and clean toilet facilities for all departments.


                        ARTICLE 28 - EMERGENCY PROVISION

In the event of war, declaration of emergency, or imposition of civilian controls during the life of this contract, either party may reopen the same upon 60 days written notice and request renegotiation of matters dealing with wages and hours. Upon failure of the parties to agree in such negotiations, either party shall be permitted all lawful economic resource to support their request for revisions. If governmental approval of revisions should become necessary, all parties will cooperate to the utmost to attain such approval. The parties agree that the notice provided herein shall be accepted by all parties as compliance with the notice requirements of applicable law so as to permit economic action at the expiration thereof.


                      ARTICLE 29 - MISCELLANEOUS PROVISIONS


Section 1 - Bulletin Boards

The Company agrees to post within the business premises such notices of Union meetings, etc., as may be delivered to it by the Union.

Section 2 - No Discrimination

The Company agrees that it will not discriminate against any associate for employment for or on account of his affiliation or activities with the Union. The Company and Union agree not to discriminate against any individual with respect to hiring, compensation or terms or conditions of employment because of an individual's race, color, religion, age, sex, or national origin. Nor will the Company limit, segregate or classify associates in any way to deprive any individual associate of employment opportunities because of race, color, religion, age, sex, veteran or national origin.


Section 3 - The Americans With Disabilities Act (ADA)

Due to the Americans with Disabilities Act, or the regulations promulgated thereunder, the Company may be required to make a reasonable accommodation to the disability of an applicant or incumbent associate that may be in conflict with provisions of this Agreement. In such event, the Company shall be privileged to make such accommodation notwithstanding the requirements of this Agreement. The Company shall notify the Union thereafter as soon as is practicable of such situation on a confidential basis.


                           ARTICLE 30 - FUNERAL LEAVE


Section 1 - Policy

In the event of the death of a mother, mother-in-law, father, father-in-law, sister, sister-in-law, brother, brother-in-law, child, spouse, grandchild, grandparent, grandparent-in-law, son-in-law or daughter-in-law, regular full-time associates will be paid normal pay for time absent from scheduled work up to four consecutive days.


Section 2 - Schedule

Payment will be made for Bereavement Leave when the associate misses a regularly scheduled work day. Bereavement Leave can be applied to the beginning or the end of a vacation period only when that time off would have been granted, regardless of the vacation.


                            ARTICLE 31 - CREDIT UNION

The Company agrees to make payroll deductions for associates who have given written authorization for payroll deductions in the amount of monies as authorized by its associates for the associate's individual member account with the Federally Chartered Credit Union, FINANCE CENTER FEDERAL CREDIT UNION; and will remit said monies deducted as authorized by its associates to the FINANCE CENTER FEDERAL CREDIT UNION, PO Box 26501, Indianapolis, IN, 46226.

The Union agrees to save Company harmless from any action or actions growing out of these deductions and commenced by any associate who has executed such assignment and authorization against Company and assumes full responsibility for the disposition of the funds so deducted once such funds have been turned over to the Union as above provided.


                       ARTICLE 32 - ASSOCIATES' FACILITIES

It is agreed that the Company will provide an area to be used exclusively for the purposes of eating and recreation, and this area shall be separated from other areas by suitable partitions, and shall contain devices to heat and refrigerate edibles. This area shall be kept clean, and shall be furnished with adequate tables and chairs.


                        ARTICLE 33 - CHANGE IN OPERATIONS

The Company agrees to notify the Union, in writing, of any proposed change in the location of operations, or title or interest which may affect associates covered by this Agreement. All proposed changes will be discussed between the Company and the Union prior to effectuating any change.


                      ARTICLE 34 - TERMINATION OF AGREEMENT

This Agreement shall be in full force and effect from May 1, 1996 to and including April 30, 2000, and shall continue in full force and effect from year to year thereafter unless written notice of desire to change or modify the Agreement is served by either party on the other at least 60 days prior to the date of expiration.



FOR THE COMPANY                         FOR THE UNION

TRACTOR SUPPLY COMPANY OF               CHAUFFEURS, TEAMSTERS,
INDIANAPOLIS, INDIANA                   WAREHOUSEMEN AND HELPERS,
                                        LOCAL UNION NO. 135


/s/ Larry Goldberg                      /s/ Danny L. Barton
------------------------------------    ----------------------------------------


V.P. - Logistics                        Secretary - Treasurer
------------------------------------    ----------------------------------------


April 15, 1996
------------------------------------    ----------------------------------------
(Date)                                  (Date)

                                  APPENDIX "A"

                                   WAGE RATES

Section 1 - Rates for Warehouse Associates
         A.  Associates not at current salary cap.

         Start................................................$7.50 per hour
         Beginning of 2nd year.................................7.80 per hour
         Beginning of 3rd year.................................8.63 per hour
         Beginning of 4th year.................................8.79 per hour
         Beginning of 5th year.................................9.21 per hour
         Beginning of 6th year.................................9.70 per hour
         Beginning of 7th year................................10.20 per hour
         Beginning of 8th year................................10.72 per hour
         Beginning of 9th year................................11.25 per hour
         Beginning of 10th year...............................12.00 per hour
         Beginning of 11th year...............................12.25 per hour
         Beginning of 12th year...............................12.50 per hour
         Beginning of 13th year...............................12.75 per hour

         B.  Associates at the current salary cap.

         May 1, 1996..........................................12.00 per hour
         May 1, 1997..........................................12.25 per hour
         May 1, 1998..........................................12.50 per hour
         May 1, 1999..........................................12.75 per hour

The extent of the increases to be granted at these time intervals between the start and the maximum will be based on performance and evaluations.

Section 2

Part-time Warehouse Associates -- $7.00 per hour

Part-time associates will be required to join the Union. Part-time associates will not be eligible for holidays, vacations, sick pay, jury duty or funeral leave pay. Part-time associates will be eligible for Company benefits as set forth in Article 17 in accordance with the terms of the applicable benefit plans. In other words, part-time associate's eligibility will be determined solely by the provisions of each benefit plan.


Section 3 - Lead Person

Individuals in this capacity are working foreman and shall perform normal bargaining unit work and shall have overall responsibility for coordination of various work related activities.

Lead Persons will be paid a premium rate of $1.50 per hour.

The Company will have sole discretion as to designation of Lead Persons.

The parties agree that Lead Persons do not meet the definition of "Supervisor" within the meaning of the National Labor Relations Act.


Section 4 - Learning for Pay Program

Associates will be paid a premium rate of $.15 per hour for proof of successful completion of a Company approved course administered by a Company approved college or junior college.


Section 5 - Work in the Store Program

Subject to Company discretion, associates may participate in the "Work in the Store Program" for up to one week per year.


Section 6 - No Reduction in Pay

No associates will suffer a reduction in pay as a result of the implementation of the wage program set forth in Section 1 of this Appendix "A".